EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-4 of Dollar Tree, Inc. of our report dated October 29, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor information discussed in Note 20, as to which the date is May 5, 2016, relating to the financial statements, and the effectiveness of internal control over financial reporting of Family Dollar Stores, Inc., which appears in Dollar Tree, Inc.’s Current Report on Form 8-K  dated May 5, 2016.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
June 16, 2016